Exhibit 23.1

Fahn Kanne & Co.
Head Office
32 Hamasger Street
Tel-Aviv 6721118, ISRAEL
PO Box 36172, 6136101

T +972 3 7106666
F +972 3 7106660
www.gtfk.co.il

CONSENT OF INDEPENDENT
REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our report dated March 31, 2022 with respect to the consolidated financial statements included in the Annual Report of GlucoTrack Inc. (formerly: Integrity Applications Inc.) on Form 10-K for the year ended December 31, 2021. We consent to the incorporation by reference of the said report in the Registration Statement of GlucoTrack Inc. (formerly: Integrity Applications Inc.) on Form S-3 (File No. 333-259664).

/S/ FAHN KANNE & CO. GRANT THORNTON ISRAEL

Tel-Aviv, Israel

March 31, 2022